Exhibit 10.55

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made as of the 1st day of Nov, 2001, by and between Enterprise Way Associates, LLC, a Delaware limited liability company (“Landlord”) and Borland Software Corporation, f/k/a/ Inprise Corporation, a Delaware corporation (“Tenant”), with reference to the following facts and objectives:

RECITALS

A. ScanlanKemperBard Companies, an Oregon corporation, a predecessor in interest to Landlord, as landlord and Tenant, as tenant, entered into that certain Lease dated as of February 17, 2000 (the “Original Lease”), as amended by that certain First Amendment to Lease dated September 30th, 2000 (the “First Amendment”) and that certain Second Amendment to Lease dated June 1st, 2001 (the “Second Amendment”), pertaining to certain premises located in Modules D-3, E and F and storage space located in the storage area on the lower level (the “Storage Space”) at 100 Enterprise Way, Scotts Valley, California (the “Premises”). The Original Lease, as amended by the First Amendment and the Second Amendment, shall be referred to herein as the “Lease”.

B. The Premises leased to Tenant under the Original Lease included as part of the Storage Space a demarcation room on the lower level of Module F-1 (the “Demarcation Room”). Under the First Amendment, Landlord and Tenant reduced the size of the Premises to eliminate a portion of the Demarcation Room. Tenant now wishes to further reduce the size of the Premises to eliminate the remaining portion of the Demarcation Room.

C. Tenant was given certain rights to use the auditorium located on the Project (the “Auditorium”) pursuant to the Original Lease, as amended by the First Amendment. Tenant wishes to have increased rights to use the Auditorium.

D. The parties desire to amend the Lease to (i) further reduce the size of the Premises to exclude the remaining portion of the Demarcation Room and (ii) give Tenant increased rights to use the Auditorium.

AGREEMENT

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. This Amendment shall be effective as of November 1, 2001 (the “Effective Date”).

2. Reduction in Size of Premises. As of the Effective Date, the Premises shall be reduced in size to exclude the remaining portion of the Demarcation Room. Prior to the Effective Date, Tenant shall remove any of its personal property, fixtures or equipment located in the remaining portion of the Demarcation Room and surrender possession thereof to Tenant in the condition required under the Lease.

a. As of the Effective Date, the reference in Section D of the Summary of Basic Lease Terms to “161,201” (which was changed in the First Amendment to “150,476”) shall be changed to “149,627”

and the reference to “19,036” (which was changed in the First Amendment to “9,578”) shall be changed to “8,729”.

b. In Section G of the Summary of Basic Lease Terms, as of the Effective Date, the reference to “44.14%” (which was changed in the First Amendment to “40.63%”) shall be changed to “40.40%”.

c. In Section K of the Summary of Basic Lease Terms, as of the Effective Date, the rent schedule (which was replaced in the First Amendment and the Second Amendment) shall be replaced with the following:

Year	Base Monthly Rent for the Premises Located in Modules D-3, E and F	Base Monthly Rent for the Storage Space
Remainder of Year 2	$313,534.29	$4,495.43
3	$322,940.32	$4,630.30
4	$332,628.53	$4,769.20
5	$342,607.39	$4,912.28
6	$352,885.61	$5,059.65
7	$363,472.18	$5,211.44
8	$374,376.34	$5,367.78
9	$385,607.63	$5,528.81
10	$397,175.86	$5,694.68

d. As of the Effective Date, Exhibit A of the Lease (“Site Plan of the Project Containing Description of the Premises”) shall be deleted and replaced with Exhibit A attached hereto.

e. As of the Effective Date, the term “Premises” shall refer to the premises shown on Exhibit A attached hereto.

3. Auditorium. As of the Effective Date, Section 16(e) of the First Amendment shall be deleted and replaced with the following:

In consideration for Tenant’s payment of the amount set forth in the following sentence, Landlord shall permit Tenant to use (i) the auditorium located in the Building ten (10) days per calendar quarter (regardless of the number of hours per use) and (ii) the conference rooms located in Module D-2 four (4) hours per week, in each case without paying Landlord’s standard charge or any additional charges for the use thereof. On January 1, April 1, July 1 and October 1 of each year, Tenant shall pay as Additional Rent an amount equal to Two Thousand Five Hundred Dollars ($2,500) for the right to use the auditorium and conference rooms as set forth in the preceding sentence. Notwithstanding the foregoing, Tenant’s right to use the auditorium set forth in the first sentence of this section and the Additional Rent therefore shall be prorated for the period from November 1, 2001 through December 31, 2001, such that Tenant shall be entitled to use the auditorium without additional charge for seven (7) days during such period, and the Additional Rent for such usage due on January 1, 2002 shall be One Thousand Six Hundred Sixty-Six and 67/100 Dollars ($1,666.67). All such usage described in this section shall be subject to Landlord’s rights and Tenant’s obligations under Section 6.3 of the Lease, including, without limitation (A) scheduling such usage in accordance with Landlord’s then-current procedures, on a first-come, first-served basis, (B) Tenant’s obligation to pay for clean-up costs after using such areas, (C) Tenant not charging Landlord for any services provided by Kelsay or any other employee or contractor providing services in connection therewith and (D) Landlord’s right, as described in Section 6.3 of the Lease, to eliminate the auditorium and meeting rooms in the Building. Any additional usage of the auditorium, Module D-2 conference rooms or other portions of the Common Areas shall be on all of the terms set forth in Section 6.3 of the Lease, including payment of Landlord’s standard charges therefor; provided, however, Tenant shall have the right to use the auditorium for additional days, subject to the restrictions set forth in this sentence, for Five Hundred Dollars ($500) per day (rather than Landlord’s standard charge), which amount may be increased by Landlord (i) from time to time to reflect increases in Landlord’s actual costs in operating the auditorium and (ii) to an amount up to Landlord’s then-standard charge for use of the auditorium in the event that there is a substantial increase in requests to use the auditorium by other occupants of the Project.

4. Miscellaneous. This Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings. This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns. No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Landlord and Tenant. Except as specifically amended hereby, all of the terms and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Lease.

IN WITNESS WHEREOF, the parties have executed this Amendment, by their duly authorized signatories, as of the day and year first above written.

LANDLORD:

ENTERPRISE WAY ASSOCIATES LLC

By:	PRAEDIUM IV ENTERPRISE LLC, ITS MANAGING MEMBER

By:	THE PRAEDIUM PERFORMANCE FUND IV, L.P., ITS MANAGING MEMBER

By:	PRAEDIUM PERFORMANCE PARTNERS, LLC, ITS GENERAL PARTNER

By:	/S/ CHRISTOPHER HUGHES
Name: Christopher Hughes
Title:

TENANT:

BORLAND SOFTWARE CORPORATION, F/K/A INPRISE CORPORATION, A DELAWARE CORPORATION

By:	/S/ ROGER A. BARNEY
Name: Roger A. Barney
Title: SRVP Corporate Services/CAO

EXHIBIT A

PREMISES